Exhibit 99.1

Mile Marker International, Inc. Announces Increased Financing to Fund
Growth

    POMPANO BEACH, Fla.--(BUSINESS WIRE)--Feb. 25, 2004--Mile Marker International, Inc. (OTCBB:MMRK), a specialty vehicle parts distributor, today announced that its working capital credit facility with its lender had been increased by approximately 43% from a maximum of $3,500,000 to $5,000,000.
    Mile Marker International, Inc. today announced that its Working Capital Line of Credit with its lending institution had been increased from a maximum of $3,500,000 to $5,000,000, and that the maturity date for this credit facility had been extended to February 28, 2005.
    Richard Aho, President and CEO of Mile Marker International, Inc., said: "As we prepare for the anticipated substantial growth of our business, we have been increasing our key resources. In addition to our 43% larger working capital credit line, we have increased our facilities, our staffing and our supply sources. Last year, we increased the size of our facilities in Florida and Washington State from 16,700 square feet to approximately 35,000 square feet currently, and we are seeking to expand our West Coast facility by purchasing a larger warehouse building in anticipation of even further growth. We now have 44 employees, compared to 38 at the end of 2003 and 32 at the end of 2002. At the same time, we have also significantly expanded the quantity and quality of our critical suppliers."
    Mile Marker International, Inc., through its wholly-owned subsidiary, Mile Marker, Inc., is a manufacturer and distributor of specialized vehicle parts primarily for the four-wheel drive utility/recreational and military vehicle markets. The Company's unique hydraulic winch has received overwhelming acceptance by the U.S. military for installation on new and retrofitted Humvees.

    CONTACT: Mile Marker International, Inc., Pompano Beach
             Al Hirsch, 954-782-0604
             al@milemarker.com